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                                                                     EXHIBIT 3.3

                                                          FEDERAL IDENTIFICATION
                                                                   NO.04-2997780

                        The Commonwealth of Massachusetts
Examiner                      William Francis Galvin
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512

                        CERTIFICATE OF VOTE OF DIRECTORS
                     ESTABLISHING A CLASS OR SERIES OF STOCK
                    (General Laws, Chapter 156B, Section 26)

      We  Stephen H. Moynihan                                     Vice President
          --------------------------------------------------------

      and C. Michael Malm                                         *Clerk
          -------------------------------------------------------

      of  Clean Harbors, Inc.                                          ,
          --------------------------------------------------------------------
                           (Exact name of corporation)

      located at: 1501 Washington Street, Braintree, MA 02185
                  ------------------------------------------------------------

                (Street Address of corporation in Massachusetts)

      do hereby certify that it a meeting of the directors of the corporation held on August 27, 2002 the following vote establishing and designating a class or series of stock and determining the relative rights and preferences thereof was duly adopted:

                  See continuation pages 1-34 attached hereto.

      *Delete the inapplicable words.
      Note, Votes for which the space provided above is not sufficient should be provided on one side of separate 8 1/2 x 11 sheets of white paper,
P.C.  numbered 2A, 2B, etc., with 4 left margin of at least 1 inch.

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                               CLEAN HARBORS, INC.

                  CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING
                          A SERIES OF A CLASS OF STOCK

 VOTED: That the Corporation issue a series of convertible preferred stock having the voting powers, designations, preferences and special or relative participating, optional and other rights and privileges as set forth in the "Description of Series C Convertible Preferred Stock" presented to this meeting with such changes therein as shall be deemed appropriate by the President (such approval to be conclusively evidenced by the filing of the Certificate of Vote described below) that such series of preferred stock shall be designated: "Series C Convertible Preferred Stock"; that said Series C Convertible Preferred Stock shall consist of twenty-five thousand (25,000) shares of Preferred Stock of this Corporation; and that the Clerk of the Corporation file a Certificate of Vote of Directors Establishing a Series of a Class of Stock incorporating the Description of Series C Convertible Preferred Stock with the Massachusetts Secretary of State.

               DESCRIPTION OF SERIES C CONVERTIBLE PREFERRED STOCK

          1. Designation and Amount. Through the filing with the Massachusetts Secretary of State of this Certificate of Vote of Directors Establishing a Series of a Class of Stock (the "Certificate of Vote"), a total of twenty-five thousand (25,000) shares of Preferred Stock, $0.01 par value per share, of Clean Harbors, Inc., a Massachusetts corporation (the "Corporation") is hereby designated as the Series C Convertible Preferred Stock (the "Preferred Stock" or the "Preferred Shares") and the initial stated value per share shall equal $1,000 (the "Initial Stated Value").

          2. Definitions. For purposes of this Certificate of Vote, the following terms shall have the following meanings:

               (a) "2004 Consolidated EBITDA Certificate" has the meaning specified in Section 8(e)(iii) hereof.

               (b) "Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

               (c) "Accrued Dividend Payment" has the meaning specified in
Section 4 hereof.

               (d) "Acquiring Entity" has the meaning specified in Section 7(b) hereof.

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               (e) "Additional Amount" means, on a per Preferred Share basis, the product of (i) the result of the following formula: (Dividend Rate)(N/360) and (ii) the then-applicable Stated Value.

               (f) "Adjustment Measuring Period" means the period commencing on and including December 1, 2003 and ending on and including December 31, 2003.

               (g) "Adjustment Price" means, with respect to a share of Common Stock on the Adjustment Date, $8.00 (as adjusted in accordance with Section 8(e) in respect of any events occurring on or after the Issuance Date but on or prior to the Adjustment Date which would result in an adjustment to the Conversion Price thereunder).

               (h) "Adjustment Date" means January 1, 2004.

               (i) "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any holder of Preferred Shares be considered an "Affiliate" of the Corporation or any of its Subsidiaries under this Certificate of Vote.

               (j) "Applicable Price" has the meaning specified in Section 8(e)(i) hereof.

               (k) "Approved Stock Plan" means any employee benefit or stock purchase plan which has been approved by the Board of Directors of the Corporation, pursuant to which the Corporation's securities may be issued to any employee, officer or director for services provided to the Corporation.

               (l) "Bloomberg" means Bloomberg Financial Markets.

               (m) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

               (n) "Calendar Quarter" means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

               (o) "Cap Allocation Amount" has the meaning specified in Section 11 hereof.

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               (p) "Capital Expenditures" means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

               (q) "Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or
(ii) a transaction (other than an operating lease of Rolling Stock) of a type commonly known as a "synthetic lease" (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

               (r) "Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

               (s) "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

               (t) "Cash Dividend Payment" has the meaning specified in Section 4(a) hereof.

               (u) "Certificate of Vote" has the meaning specified in Section 1 hereof.

               (v) "Change of Control" means each occurrence of any of the following:

                   (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder, of beneficial ownership of more than 33% of the aggregate outstanding voting power of the Capital Stock of the Corporation; or

                   (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation was approved by a vote of at least a majority the directors of the Corporation then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for

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any reason other than death or incompetence to constitute a majority of the
Board of Directors of the Corporation.

               (w) "Change of Control Redemption Price" has the meaning specified in Section 7(a) hereof.

               (x) "Closing Sale Price" means, for any security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of no less than 51% of the Preferred Shares then outstanding. If the Corporation and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 8(c)(iii) below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

               (y) "Common Stock" has the meaning specified in Section 3 hereof.

               (z) "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 8(e)(i)(A) and 8(e)(i)(B) hereof that are "in the money" at the time of determination, but in all events excluding any shares of Common Stock (i) owned or held by or for the account of the Corporation, (ii) issuable upon conversion of the Preferred Shares or (iii) issuable upon potential future exercise of Options issued under any Approved Plan which are not vested at the time of determination.

               (aa) "Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net

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worth or solvency of the primary obligor, (3) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (4) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product or service warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

               (bb) "Conversion Amount" means, in respect of each Preferred Share as of any date, the sum of (i) the Additional Amount and (ii) the Stated Value.

               (cc) "Conversion Date" has the meaning specified in Section 8(c)(i) hereof.

               (dd) "Conversion Notice" has the meaning specified in Section 8(c)(i) hereof.

               (ee) "Conversion Price" means, as of any Conversion Date or other date of determination, $10.50, subject to adjustment as provided in Section 8(e).

               (ff) "Conversion Rate" has the meaning specified in Section 8(b) hereof.

               (gg) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

               (hh) "Corporation" has the meaning specified in Section 1 hereof.

               (ii) "Covenant Default" has the meaning specified in Section 10 hereof.

               (jj) "Current Market Price" shall mean, on any date of determination, the arithmetic average of the Closing Sale Prices during the ten
(10) consecutive trading days immediately preceding such date, except that, if on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted in the over-the-counter market, the Current Market Price shall be the Closing Sale Price on such date.

               (kk) "Dividend Date" has the meaning specified in Section 4(a) hereof.

               (ll) "Dividend Rate" has the meaning specified in Section 4(a) hereof.

               (mm) "Dividends" has the meaning specified in Section 4(a) hereof.

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               (nn) "DTC" has the meaning specified in Section 8(c)(ii) hereof.

               (oo) "Effective Date" has the meaning specified in the Financing Agreement.

               (pp) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

               (qq) "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

               (rr) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               (ss) "Facility" means each parcel of real property listed on
Schedule 1.01(B) to the Financing Agreement, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

               (tt) "Financing Agreement" shall mean the Financing Agreement, dated as of September 6, 2002 among the Corporation and certain of its Subsidiaries, as borrowers, certain of the Corporation's Subsidiaries, as guarantors, the lenders from time to time party thereto, as lenders, and Ableco Finance, LLC, as agent for the lenders, as in effect on the Issuance Date, whether or not the Financing Agreement is in effect on the date of any determination hereunder.

               (uu) "Fiscal Year" means the fiscal year of the Corporation and its Subsidiaries ending on December 31 of each year.

               (vv) "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

               (ww) "Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

               (xx) "Initial Stated Value" has the meaning set forth in Section 1 hereof.

               (yy) "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other

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accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created);
(iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made;
(iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

               (zz) "Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

               (aaa) "Investors Rights Agreement" means that certain investor rights agreement between the Corporation and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and certain other matters, as such agreement may be amended from time to time as provided in such agreement.

               (bbb) "Issuance Date" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

               (ccc) "Junior Securities" has the meaning specified in Section 3 hereof.

               (ddd) "Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

               (eee) "Liquidation Event" has the meaning specified in Section 5(a) hereof.

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               (fff) "Liquidation Preference Payment" has the meaning specified in Section 5(a) hereof.

               (ggg) "Mandatory Redemption Date" has the meaning specified in
Section 6(a) hereof.

               (hhh) "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any of the Corporation or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

               (iii) "N" means the actual number of days from, but excluding, the last Dividend Date with respect to which Dividends have been paid or accrued, as the case may be, on the applicable Preferred Share, or the Issuance Date if no Dividend Date has occurred, through and including the Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

               (jjj) "Non-Redemption Event" has the meaning specified in Section 6(c) hereof.

               (kkk) "Non-Tendering Holder" has the meaning specified in Section 7(b) hereof.

               (lll) "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

               (mmm) "Organic Change" shall mean any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

               (nnn) "Permitted Holder" means each of (i) Alan S. McKim and his heirs, legal representatives and legatees, (ii) the trustees of a trust for the benefit of Mr. McKim, which trust is revocable solely by Mr. McKim, (iii) Mr. McKim's spouse or children, (iv) a trust created for the exclusive benefit of Mr. McKim's spouse or children or for the exclusive benefit of Mr. McKim and such persons and (v) any charitable trust or foundation qualified under Section 501(c)(3) of the Internal Revenue Code established by Mr. McKim and for which he serves as a trustee or director.

               (ooo) "Permitted Indebtedness" means:

                     (i) any Indebtedness owing under the Financing Agreement and any other agreement or instrument entered into in connection therewith;

                     (ii) any other Indebtedness permitted by Section 7.02(b) of the Financing Agreement, and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (a) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Corporation and its Subsidiaries and the lenders under the

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Financing Agreement than the terms of the Indebtedness being extended, refinanced or modified and (b) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

                     (iii) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Corporation or any of its Subsidiaries that is permitted in accordance with the provisions of Section 7.02(g) of the Financing Agreement, which Indebtedness, when aggregated with the principal amount of Indebtedness incurred under this clause (iii) and clause (iv) of this definition, does not exceed $10,000,000 in the aggregate for all such Indebtedness incurred after the Effective Date;

                     (iv) Indebtedness permitted by clause (v) of the definition of "Permitted Lien";

                     (v) Indebtedness permitted under Section 7.02(e) of the Financing Agreement;

                     (vi)   Subordinated Indebtedness;

                     (vii) Revolving Credit Indebtedness to the extent it constitutes "Revolving Credit Indebtedness" under paragraph (g) of the definition of Permitted Indebtedness under the Financing Agreement;

                     (viii) Indebtedness of the Corporation or any of its Subsidiaries incurred in connection with the issuance of litigation, environmental, ERISA-related, surety, reclamation, or other performance bonds in an aggregate principal amount at any one time outstanding for the Corporation and all its Subsidiaries not to exceed $50,000,000; and

                     (ix) Indebtedness of the Corporation or any of its Subsidiaries incurred in connection with the issuance of letters of credit on behalf of the Corporation or any of its Subsidiaries in the ordinary course of business (other than letters of credit issued under the Revolving Credit Agreement the obligations for which constitute Revolving Credit Indebtedness permitted under paragraph (vii) above), provided that the obligations of the Corporation or any of its Subsidiaries in respect of each letter of credit are fully secured in accordance with section (i) of the definition of Permitted Indebtedness under the Financing Agreement, and provided further that (A) the aggregate amount of such letters of credit shall not exceed at any time the amount permitted by section (i) of the definition Permitted Indebtedness under the Financing Agreement and (B) the obligations of the Corporation or any of its Subsidiaries in respect of each letter of credit are fully secured in the manner described in such section (i).

               (ppp) "Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at

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commercial banking institutions, each of which is a member of the Federal
Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, (vi) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's and having a stated maturity of not more than 270 days from issuance, and (vii) other investments in an aggregate amount at any time outstanding not exceeding $2,000,000.

               (qqq) "Permitted Liens" means:

                     (i) Liens securing all obligations under the Financing Agreement and the agreements and instruments entered into in connection therewith;

                     (ii) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c) of the Financing Agreement;

                     (iii) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                     (iv) Liens described on Schedule 7.02(a) to the Financing Agreement, but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

                     (v) (A) purchase money Liens on equipment acquired or held by the Corporation or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (B) Liens existing on such equipment at the time of its acquisition; provided, however, that (1) no such Lien shall extend to or cover any other property of any of the Corporation or any of its Subsidiaries, (2) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired and (3) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $10,000,000;

                     (vi) deposits and pledges of cash securing (A) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (C) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

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                      (vii) easements, zoning restrictions and similar
encumbrances on real property and minor irregularities in the title thereto that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by the Corporation or any of its Subsidiaries in the normal conduct of such Person's business;

                      (viii) Liens securing Indebtedness permitted by clause
(iii) of the definition of "Permitted Indebtedness";

                      (ix) Liens granted under the Revolving Credit Documents (as in effect on the Issuance Date) to secure the Revolving Credit Indebtedness permitted pursuant to clause (vii) of the definition of "Permitted Indebtedness"; and

                      (x) Liens in favor of the issuers of the letters of credit permitted by subsection (ix) of the definition of "Permitted Indebtedness".

               (rrr) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

               (sss) "Preferred Stock" or "Preferred Shares" has the meaning specified in Section 1 hereof.

               (ttt) "Preferred Stock Certificates" has the meaning specified in Section 8(c)(i) hereof.

               (uuu) "Preferred Stock Delivery Date" has the meaning specified in Section 8(c)(ii) hereof.

               (vvv) "Principal Market" means The NASDAQ National Market, or if the Common Stock is not listed on traded on The NASDAQ National Market, then the principal securities exchange or trading market for the Common Stock.

               (www) "Purchase Agreement" means that certain securities purchase agreement between the Corporation and the initial holders of the Preferred Shares, as such agreement may be amended from time to time as provided in such agreement.

               (xxx) "Purchasers" has the meaning specified in Section 11 hereof.

               (yyy)  "Redemption Date" has the meaning specified in Section 6
(a) hereof.

               (zzz) "Redemption Notice" has the meaning specified in Section 6(c) hereof.

               (aaaa) "Redemption Price" has the meaning specified in Section 6(c) hereof.

               (bbbb) "Revolving Credit Agent" means Congress Financial Corporation (New England).

               (cccc) "Revolving Credit Agreement" means the Loan and Security Agreement, dated as of September 6, 2002, by and among the Corporation and certain of its Subsidiaries, the Revolving Loan Lenders and the Revolving Credit Agent, as in effect on the Issuance Date.

               (dddd) "Revolving Credit Documents" means, collectively, (i) the Revolving Credit Agreement, and (ii) all other agreements, instruments, and other documents executed and delivered pursuant to the foregoing.

               (eeee) "Revolving Credit Indebtedness" means the Indebtedness of the Corporation and certain of its Subsidiaries owing to the Revolving Credit Agent and the Revolving Loan Lenders under the Revolving Credit Agreement.

               (ffff) "Revolving Loan Lenders" means the lenders party to the Revolving Credit Agreement.

               (gggg) "Rolling Stock" means all trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment.

               (hhhh) "Series C Board Designee" has the meaning specified in
Section 6(d) hereof.

               (iiii) "Share Delivery Date" has the meaning specified in Section 8(c)(ii) hereof.

               (jjjj) "Stated Value" means, as of any date, $1,000 plus the aggregate amount of all Accrued Dividend Payments.

               (kkkk) "Subordinated Indebtedness" means Indebtedness of the Corporation or any of its Subsidiaries which would constitute "Subordinated Indebtedness" under such definition in the Financing Agreement.

               (llll) "Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

               (mmmm) "Term Loan A" has the meaning specified in the Financing Agreement.

               (nnnn) "Transfer Agent" has the meaning specified in Section 8(c)(i) hereof.

               (oooo) "Valuation Event" has the meaning specified in Section 8(e)(i)(D) hereof.

          3. Ranking. The Preferred Shares shall rank, with respect to dividend distributions and distributions upon a Liquidation Event (as defined in Section 5(a) herein), senior to all classes of common stock of the Corporation (including the common stock, $0.01 par value per share, of the Corporation (the "Common Stock"), senior to any other class of Capital Stock or series of preferred stock established by the Board after the Issuance Date and junior to the Series B Convertible Preferred Stock, par value $0.01 per share, of the Corporation issued and outstanding prior to the Issuance Date. All classes of Common Stock of the Corporation and any other class of Capital Stock or series of preferred stock established after the Issuance Date to which the Preferred Shares is senior, are collectively referred to herein as "Junior Securities".

          4. Dividend Provisions. The holders of the Preferred Shares shall be entitled to receive, when and if declared, dividends ("Dividends"), prior and in preference to the holders of Junior Securities, payable on the Stated Value of such Preferred Share at a rate of 6.0% per annum (the "Dividend Rate"), which shall be cumulative, accrue daily from the Issuance Date and calculated on the basis of a 360-day year for actual days elapsed, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and be due and payable quarterly on the first day of each Calendar Quarter (each, a "Dividend Date"). If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Each Dividend shall accrue and be payable by adding the Additional Amount determined as of the applicable Dividend Date to the Stated Value (each such addition to the Stated Value being referred to herein as an "Accrued Dividend Payment") and subject to the following proviso, such addition shall be deemed to be made as of each Dividend Date, without any further action on the part of the Corporation; provided, that Dividends that accrue and are payable on or prior to the first anniversary of the Issuance Date may be paid, at the option of the Corporation, in cash (each such cash dividend being referred to herein as a "Cash Dividend Payment"), if, and only, if the Corporation provides written notice of such Cash Dividend Payment to each holder of Preferred Shares at least ten (10) Business Days prior to the relevant Dividend Date. A notice of a Cash Dividend Payment shall be irrevocable unless holders of at least 51% of the outstanding Preferred Shares shall agree otherwise in writing.

          5.   Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation (a "Liquidation Event"), whether voluntary or involuntary (in bankruptcy or otherwise), the holders of Preferred Shares shall be entitled to receive, prior and in preference to any payment or distribution of any of the assets of the Corporation to the holders of any Junior

Securities, by reason of their ownership thereof, an amount per share equal to the Conversion Amount, computed to the date payment thereof is made (together, the "Liquidation Preference Payment"). If upon the occurrence of any Liquidation Event, the assets and funds to be distributed among the holders of Preferred Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation available for distribution shall be distributed pro rata among the holders of Preferred Shares in proportion to the number of shares of such stock owned by each such holder.

               (b) For purposes of this Certificate of Vote, no Change of Control or Organic Change shall be deemed a Liquidation Event.

          6.  Redemption.

               (a) Mandatory Redemption. The Corporation shall redeem all Preferred Shares on the seventh (7th) anniversary (the "Mandatory Redemption Date") of the Issuance Date by paying for each share, in cash, an amount equal to the Conversion Amount as of such Mandatory Redemption Date (the "Redemption Price"). Such payment shall be made in full on the Redemption Date to the holders entitled thereto.

               (b) Optional Redemption. The Preferred Shares shall not be subject to redemption at any time at the option of the Corporation or any of its Subsidiaries or Affiliates.

               (c) Mechanics of Redemption. At least 30 but not more than 60 days prior to the Mandatory Redemption Date (hereinafter, the "Redemption Date"), written notice (the "Redemption Notice") shall be given by the Corporation by mail, postage prepaid, or by facsimile transmission, to each holder of record (at the close of business on the Business Day next preceding the day on which the Redemption Notice is given) of Preferred Shares notifying such holder of the redemption and specifying the Redemption Price, the Mandatory Redemption Date and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation in the preferred share register established pursuant to Section 21. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of such Preferred Shares subject to redemption (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Any Preferred Shares redeemed pursuant to this Section 6 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized Preferred Shares.

               (d) Failure to Redeem. If the Corporation fails for any reason to redeem the total number of outstanding Preferred Shares to be redeemed on such Redemption Date (each, a "Non-Redemption Event"), then, immediately upon the occurrence of such Non-Redemption Event, (i) the Dividend Rate in effect on the date of the Non-Redemption Event shall, until the date such Non-Redemption Event is cured as to all Preferred Shares, automatically increase by six percent (6%) for the period commencing on the date such Non-

Redemption Event occurs and ending on the ninetieth day thereafter, and shall increase by an additional one percent (1%) per annum on the first day of each consecutive ninety (90) day period (or portion thereof) thereafter until such Non-Redemption Event is cured as to all Preferred Shares, (ii) the Conversion Price shall automatically be adjusted (subject to further adjustment pursuant to this Certificate of Vote subsequent to such adjustment) to equal 80% of the Conversion Price in effect on the date of the initial occurrence of such Non-Redemption Event and (iii) the holders of a majority of the then outstanding Preferred Shares shall have the right by giving written notice to the Company to designate a member of the Board of Directors of the Corporation (the "Series C Board Designee") until such time as the Non-Redemption Event has been cured as to all Preferred Shares. Upon the occurrence of a Non-Redemption Event, the Corporation's Board of Directors shall immediately call a special meeting of all holders of Preferred Shares for the purpose of electing the Series C Board Designee and the holders of Preferred Shares shall have the right to vote, as a single class, to elect by a vote of the holders of a majority of the Preferred Shares represented at such meeting, the Series C Board Designee, although less than a quorum. Upon the cure of the Non-Redemption Event as to all Preferred Shares, the term of office of the Series C Board Designee elected by the holders of Preferred Shares pursuant to such special voting right shall forthwith terminate. So long as the Non-Redemption Event shall continue, any vacancy in the office of the Series C Board Designee may be filled, and the Series C Board Designee may be removed with or without cause, by written consent of the holders of a majority of the then outstanding Preferred Shares. As long as the Non-Redemption Event shall continue, holders of any of the outstanding capital stock (other than the Preferred Shares) of the Corporation entitled to vote on the election of directors shall not be entitled to vote on the election or removal of the Series C Board Designee. The Corporation shall take such actions (corporate or otherwise) as are necessary to effectuate this Section 6(d)(iii).

          7.  Change of Control/Organic Change.

              (a)   Offer to Purchase.

                    (i) No sooner than 60 days nor later than 30 days prior to the consummation of any Organic Change and no later than 10 days after any Change of Control, the Corporation shall deliver (or cause to be delivered) a binding irrevocable written offer containing the information required by Section 7(c) hereof to purchase for cash each outstanding Preferred Share pursuant to the terms described in Section 7(c) (the "Offer") at a purchase price per share equal to 101% of the Conversion Amount calculated through and including the Payment Date (the "Change of Control Redemption Price"), and shall purchase (or cause the purchase of) any Preferred Shares tendered in the Offer pursuant to the terms hereof.

                    (ii) Prior to the mailing of the Offer referred to in
Section 7(a), the Corporation shall (i) promptly determine if the purchase of the Preferred Shares would violate or constitute a default under the Indebtedness of the Corporation or the terms of any other series of the Corporation's outstanding preferred stock and (ii) either shall repay or redeem to the extent necessary all such indebtedness or preferred stock of the Corporation that would prohibit the repurchase of the Preferred Shares pursuant to a Offer prior to or concurrent with the consummation of the Change of Control or obtain any requisite consents or approvals under instruments governing any indebtedness or preferred stock of the Corporation to permit the repurchase of the Preferred Shares for cash. The Corporation shall first comply with this Section 7(a) before it shall repurchase any Preferred Shares pursuant to this Section 7.

                    (iii) The Offer shall be delivered by the Corporation to each holder of Preferred Shares, by first-class mail, postage prepaid, and shall state:

                          (A) all instructions and materials necessary to enable
such holders to tender Preferred Shares pursuant to the Offer;

                          (B) that a Change of Control has occurred or an
Organic Change is scheduled to occur, as applicable, that an Offer is being made pursuant to this Section 7 and that all Preferred Shares validly tendered and not withdrawn will be accepted for payment;

                          (C) the Change of Control Redemption Price and the
purchase date (which shall be concurrent with, and subject to the consummation of, the Organic Change, and not later than (20) days following consummation of a Change of Control) (the "Payment Date");

                          (D) that any Preferred Shares not tendered will
continue to accrue Dividends;

                          (E) that, unless the Corporation defaults in making
payment therefor, any Preferred Shares accepted for payment pursuant to the Offer shall cease to accrue Dividends after the Payment Date;

                          (F) that holders electing to have any Preferred Shares
purchased pursuant to the Offer will be required to surrender stock certificates representing such Preferred Shares, properly endorsed for transfer, together with such other customary documents as the Corporation may reasonably request at the address specified in the Offer prior to the close of business on the Business Day prior to the Payment Date;

                          (G) that holders will be entitled to withdraw their
election if the Corporation receives, not later than three (3) Business Days prior to the Payment Date, a facsimile transmission or letter setting forth the name of the holder, the number of Preferred Shares the holder delivered for purchase and a statement that such holder is withdrawing its election to have such Preferred Shares purchased;

                          (H) that holders who tender only a portion of the
Preferred Shares represented by a certificate delivered will, upon purchase of the shares tendered, be issued a new certificate representing the unpurchased Preferred Shares; and

                          (I) the circumstances and relevant facts regarding
such Change of Control or Organic Change (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control or Organic Change).

                    (iv) The Corporation will comply with any tender offer rules under the Exchange Act which then may be applicable in connection with any offer made by the

Corporation to repurchase the Preferred Shares as a result of a Change of Control or Organic Change. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Certificate of Vote, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation under this Certificate of Vote by virtue thereof.

                    (v) On the Payment Date, the Corporation shall (A) accept for payment the Preferred Shares validly tendered pursuant to the Offer, (B) pay to the holders of shares so accepted the purchase price therefor in immediately available funds and (C) cancel each surrendered certificate and retire the shares represented thereby and issue replacement certificates representing Preferred Shares not tendered. Unless the Corporation defaults in the payment for the Preferred Shares tendered pursuant to the Offer, Dividends will cease to accrue with respect to the Preferred Shares tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Payment Date.

                    (vi) To accept the Offer, the holder of a Preferred Share shall deliver, prior to the close of business on the Business Day prior to the Payment Date, written notice to the Corporation (or an agent designated by the Corporation for such purpose) of such holder's acceptance and the number of Preferred Shares tendered for repurchase, together with certificates evidencing the Preferred Shares with respect to which the Offer is being accepted, duly endorsed for transfer.

               (b) Other Rights of Holders on an Organic Change. Prior to the consummation of any (i) sale of all or substantially all of the Corporation's assets to an acquiring Person or (ii) other Organic Change following which the Corporation is not a surviving entity, in which any holder of Preferred Shares does not tender all of its Preferred Shares to the Corporation for repurchase pursuant to Section 7(a) (each, a "Non-Tendering Holder") the Corporation will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance reasonably satisfactory to the Non-Tendering Holders holding at least 51% of the then outstanding Preferred Shares held by all Non-Tendering Holders) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference Payment of the Preferred Shares held by such holder and having a rank senior to all Capital Stock of such Acquiring Entity (other than the Series B Preferred Stock of the Corporation which may be senior to the Preferred Shares to the same extent as they are senior to the Preferred Shares as of the Issuance Date), and reasonably satisfactory to the holders of at least 51% of the then outstanding Preferred Shares held by all Non-Tendering Holders.

               (c) Prior to the consummation of any Organic Change, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to the holders of at least 51% of the then outstanding Preferred Shares held by all Non-Tendering Holders) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred

Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

          8.   Conversion.

               (a)  Holder's Conversion Right. Subject to the provisions of
Section 11, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 8(c) at the Conversion Rate. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up or down to the nearest whole share with one half shares being rounded up.

               (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 8(a) shall be determined according to the following formula (the "Conversion Rate"):

                                Conversion Amount
                                Conversion Price

               (c) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

                    (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver) a copy of a properly completed notice of conversion executed by the registered holder of the Preferred Shares subject to such conversion in the form attached hereto as
Exhibit I (the "Conversion Notice") to the Corporation and the Corporation's designated transfer agent for the Common Stock (the "Transfer Agent") and (B) if required by Section 8(c)(vii), surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 12) (the "Preferred Stock Certificates").

                    (ii) Corporation's Response. Upon receipt by the
Corporation of copy of a Conversion Notice, the Corporation shall (A) as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the second (2/nd/) Business Day following the date of receipt by the

Corporation of such Conversion Notice (the "Share Delivery Date"), (1) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (2) provided the Transfer Agent is participating in The Depository Trust Corporation ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than five Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                     (iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Corporation shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile within five (5) Business Days of receipt of such holder's Conversion Notice or other date of determination. If such holder and the Corporation are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within five (5) Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Corporation shall within three (3) Business Days submit via facsimile (a) the disputed determination of the Conversion Price to an independent, reputable investment bank selected by the Corporation and approved by the holders of at least 51% of the Preferred Shares then outstanding or (b) the disputed arithmetic calculation of the Conversion Rate to an independent, outside accountant approved by the holders of at least 51% of the Preferred Shares then outstanding. The Corporation shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                     (iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                     (v) Pro Rata Conversion. In the event the Corporation receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Corporation can convert some, but not all, of such Preferred Shares by virtue of the limitations expressly set forth in
Section 11 hereof, the Corporation shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

                    (vi) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Corporation unless the full or remaining number of Preferred Shares represented by the certificate are being converted. The holder and the Corporation shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Corporation, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

               ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING A SERIES OF A CLASS OF STOCK RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING
               SECTION 8(c)(vi) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 8(c)(vi) OF THE CERTIFICATE OF VOTE RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

               (d) Taxes. The Corporation shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

               (e) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as provided in this Section 8(e).

                    (i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date, the Corporation issues or sells, or in accordance with this Section 8(e) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock: (a) issued or deemed to have been issued by the Corporation in connection with an Approved Stock Plan (not to exceed 2,500,000 shares of Common Stock as constituted on the date hereof and provided in each case that the exercise or purchase price for any such share shall not be less than 85% of the fair market value (determined in good faith by the Corporation's Board of Directors) of the Common Stock on the date of the grant); (b) deemed to have been issued upon issuance of the Preferred Shares or issued upon conversion of the Preferred Shares and (c) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Issuance Date, provided that such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Issuance Date and such Options or Convertible Securities are not amended after the date immediately preceding the Issuance Date), for a consideration per share less than a price (the "Applicable Price") equal to the higher of the Current Market Price and the Conversion Price, each as in effect immediately prior to such issuance, then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the product of (1) the Conversion Price in effect immediately prior to such issue or sale and (2) the quotient of (A) the sum of (x) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale and (y) the consideration, if any, received by the Corporation upon such issue or sale, divided by (B) the product of (x) the Applicable Price multiplied by (y) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Conversion Price under this Section 8(e)(i), the following provisions shall be applicable:

                          (A) Issuance of Options. If the Corporation in any
manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(e)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock (disregarding, prior to its occurrence, any potential adjustment thereto described in Section 8(e)(i)(C) unless and until the same shall occur) upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

                          (B) Issuance of Convertible Securities. If the
Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 8(e)(i)(B), the "lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock (disregarding, prior to its occurrence, any potential adjustment thereto described in Section 8(e)(i)(C) unless and until the same shall occur) upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this
Section 8(e)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

               (C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 8(e)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. Notwithstanding the foregoing, no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

               (D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a per Option or per unit, as applicable, consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Corporation therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the holders of at least 51% of the Preferred Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five Business Days after the tenth
(10th) day following the Valuation Event by an independent, nationally recognized investment banking firm selected by the Corporation and the holders of at least 51% of the Preferred Shares then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

                     (E) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

               (iii) Adjustment of Conversion Price on Adjustment Date. In addition to any other adjustment to the Conversion Price provided for in this Certificate of Vote, if (A) the Consolidated EBITDA of the Corporation (as such term is defined in the Financing Agreement), for the Fiscal Year ending December 31, 2003 is not greater than $115 million, as certified in writing by the chief financial officer of the Corporation to each holder of Preferred Shares as soon as is available, but not later than March 30, 2004 (the "2004 Consolidated EBITDA Certificate") and (B) the arithmetic average of the Closing Sale Prices of the Common Stock during the Adjustment Measuring Period is less than $27.50 (appropriately adjusted to reflect any stock dividend, stock split, stock combination or other similar transaction occurring from and after the Issuance
Date), then the Conversion Price for the Preferred Shares shall be reduced effective as of the Adjustment Date to an amount equal to the Adjustment Price, subject to further adjustment as provided in this Certificate of Vote. If any holder of Preferred Shares disputes any calculation by the Corporation required by this Section 8(e)(iii), (including, without limitation, the Corporation's calculation of Consolidated EBITDA contained in the 2004 Consolidated EBITDA Certificate), such holder shall deliver to the Corporation (and the Corporation shall immediately thereafter deliver such notice to each other holder of Preferred Shares) within ten (10) Business Days of such holder's receipt of the 2004 Consolidated EBITDA Certificate a written notice of such dispute describing the basis for such dispute. If the Corporation and the disputing holder(s) of Preferred Shares cannot arrive at a compromise to such dispute within five (5) Business Days of the Corporation's receipt of written notice thereof from the disputing holder(s), then such dispute shall be resolved in accordance with the procedures set forth in Section 8(c)(iii) hereof.

               (iv) If the Corporation, at any time while Preferred Shares are outstanding, shall distribute to all holders of Common Stock (and not to the holders of Preferred Shares) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Closing Sale Price of a share of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Closing Sale Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board in good faith. If any holder of Preferred Shares shall dispute the findings of the Corporation's Board, then such fair market value shall be determined in accordance by a nationally recognized investment banking firm selected by the Corporation and approved by the holders of not less than 51% of the then outstanding Preferred Shares in accordance with Section 8(c)(iii). In either case the adjustments shall be described in a statement provided to each holder of Preferred Shares of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

               (v) Other Events. If any event occurs of the type contemplated by the provisions of this Section 8(e) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 8(e).

               (vi) Notices.

                    (A) Whenever the Conversion Price is required to be adjusted as provided herein, the Corporation (1) shall immediately compute the Conversion Price, (2) shall prepare a certificate signed by the Corporation's Treasurer setting forth such Conversion Price and showing in detail the facts upon which such adjustment is based, which certificate shall be certified by the independent public accountants regularly employed by the Corporation (and corrected, if such accountants determine that the Corporation's certification is incorrect), and (3) shall mail a copy of such certificates to each holder of record of then outstanding Preferred Shares. A copy of such certificate shall also forthwith be filed with the Corporation's Transfer Agent. Until further adjusted, the Conversion Price shall be as set forth in such certificate. In the case of a dispute as to the determination of such adjustment between the Corporation and any holder of Preferred Shares, then such dispute shall be resolved in accordance with the procedures set forth in Section 8(c)(iii).

                    (B) The Corporation will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (1) with respect to any dividend or distribution upon the Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock or (3) for determining rights to vote with respect to any Organic Change.

                        (C) The Corporation will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place.

           9. Voting Rights; Board Observation Rights.

              (a) Voting Rights. Except as may be otherwise provided in this Certificate of Vote or required by law, the Preferred Shares shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each Preferred Share shall have a number of votes, subject to reduction pursuant to
Section 11 hereof, equal to the quotient determined by dividing (a) the number of shares of Common Stock into which all of the outstanding Preferred Shares are then convertible in accordance with Section 8 (but subject to the limitation in Section 11) divided by (b) the number of Preferred Shares then outstanding. Each holder of Preferred Shares shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Corporation.

              (b) Board Observation Rights. For so long as Oak Hill Advisors, Inc. ("Oak Hill") and its Affiliates and funds and accounts that Oak Hill and its Affiliates control or advise own in the aggregate not less than 2,500 Preferred Shares (subject to adjustment for any stock split, subdivision, combination or other similar transaction), Oak Hill shall be entitled to appoint one (1) designee who shall be entitled to observe the meetings of the Board of Director of the Corporation in a non-voting capacity. Such observer shall have full rights to attend all meetings of the Board of Directors of the Corporation and all meetings (whether such meetings are formal or informal, are convened in person, telephonically, or via any other telecommunication means) of any committee or subcommittee of the Board of Directors of the Corporation, including, without limitation, any executive, compensation, governance, nominating and audit committee. In connection with the rights set forth in this
Section 9(b), the Corporation shall (i) provide all materials distributed to the members of the Board of Directors of the Company (and any committee or subcommittee thereof) to each Person designated by Oak Hill hereunder at the same time such materials are distributed to other Board, committee or subcommittee members and (ii) pay all reasonable expenses of such Person to attend the meetings of the Board of Directors (and any committee or subcommittee thereof).

          10. Protective Provisions. The Corporation shall not, directly or indirectly, without the affirmative vote or written consent of the holders of not less than 51% of the then outstanding Preferred Shares, voting or consenting as a separate class:

              (a) enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (1) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (2) transactions with another wholly-owned Subsidiary of the Corporation or the Corporation and (3) transactions permitted by Section 10(f) hereof;

              (b) (1) declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Corporation or any of its Subsidiaries, now or hereafter outstanding, (2) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any of the Corporation or any of its Subsidiaries, now or hereafter outstanding, (3) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any of the Corporation or any of its Subsidiaries, now or hereafter outstanding, (4) return any Capital Stock to any shareholders or other equity holders of any of the Corporation or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (5) pay any management fees or any other fees or expenses (including the reimbursement thereof by any of the Corporation or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of any of the Corporation or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of the Corporation; provided, however, (A) any Subsidiary of the Corporation may pay dividends to the Corporation or another Subsidiary of the Corporation (B) the Corporation may pay dividends on its outstanding common Capital Stock in the form of common Capital Stock, provided that an adjustment for such payment is provided for in
Section 8(e) hereof, (C) the Corporation may pay cash dividends in the annual amount of $4.00 per share per twelve-month period upon each of the 112,000 shares of the Corporation's Series B Preferred Stock which are currently outstanding, and (D) the Corporation may accrue Dividends and make Cash Dividend Payments to the holders of Preferred Shares in the manner provided in Section 4 hereof provided that, in each case of clauses (A) through (D) above, no payment shall be made if Section 7.02(h) of the Financing Agreement would prohibit such payment;

              (c) create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness;

              (d) create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens;

                  (e) Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

                      (i) any direct or indirect wholly-owned Subsidiary of the Corporation may be merged into any other direct or indirect wholly-owned Subsidiary of the Corporation, or may consolidate with another direct or indirect wholly-owned Subsidiary of the Corporation, so long as no other provision of this Certificate of Vote would be violated thereby; and

                      (ii) any of the Corporation and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, (C) sell or otherwise dispose of other property or assets (other than any Capital Stock, Rolling Stock or any Facility of any of the Corporation or any of its Subsidiaries) for cash in an aggregate amount not less than the fair market value of such property or assets, and (D) sell or otherwise dispose of Rolling Stock for cash in an amount not less than the fair market value of such Rolling Stock, provided that the net cash proceeds of such dispositions in the case of clauses (B), (C) and (D) above, do not exceed $500,000 in the aggregate in any twelve-month period and the conditions of Section 7.02(c)(ii) of the Financing Agreement are satisfied.

                  (f) Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the Issuance Date, as set forth on
Schedule 7.02(e) to the Financing Agreement, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) investments made by the Company or any Subsidiary of the Company that is a Loan Party (as defined in the Financing Agreement) in or to its respective wholly-owned Subsidiaries and by such Subsidiaries to it, made in the ordinary course of business, provided that the aggregate principal amount of such investments made in or to the Loan Parties' Subsidiaries organized outside of the United States (exclusive of (A) investments in the Capital Stock of such Subsidiaries resulting from the allocation of the consideration paid by the Loan Parties for the CSD Acquisition Assets (as defined in the Financing Agreement) and (B) Indebtedness incurred by a Loan Party on behalf of one or more of its Subsidiaries which is permitted under clause (i) of the definition of "Permitted Indebtedness") shall not exceed, in the case of such Subsidiaries organized under the laws of a Canadian province, $5,000,000 or, in the case of any other Subsidiary organized outside the

United States, $500,000, in each case at any one time outstanding, and (iii) Permitted Investments;

                   (g) Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Corporation and their Subsidiaries to exceed the amount permitted in any Fiscal Year under Section 7.02(g) of the Financing Agreement;

                   (h) Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any direct or indirect Subsidiary of the Corporation
(i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by directly or indirectly by the Corporation,
(ii) to pay or prepay or to subordinate any Indebtedness owed to any of the Corporation or any of its Subsidiaries, (iii) to make loans or advances to any of the Corporation or any of its Subsidiaries or (iv) to transfer any of its property or assets to any of the Corporation or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 10(h) shall prohibit or restrict compliance with:

                          (A) the Financing Agreement, the Revolving Credit
Agreement, or any other agreement or instrument entered into in connection therewith;

                          (B) any agreements in effect on the Issuance Date and
described on Schedule 7.02(k) to the Financing Agreement;

                          (C) any applicable law, rule or regulation (including,
without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

                          (D) in the case of clause (iv) any agreement setting
forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

                          (E) in the case of clause (iv) any agreement,
instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

                   (i) assume, or accept any assignment of, directly or indirectly, after the Issuance Date any contract, agreement or obligation of Safety-Kleen Corp. or its Affiliates or Subsidiaries containing or otherwise imposing on the Corporation or any of its Affiliates or Subsidiaries any material indemnification or guarantee obligation, other than those contracts and agreements listed in a schedule delivered prior to the Effective Date to each holder of Preferred Shares as of the Effective Date;

                   (j) amend, alter, change, repeal or waive any provision of its Articles of Organization (whether by way of a Certificate of Vote or otherwise) or this Certificate of Vote or its By-laws in any manner (whether by merger, consolidation or otherwise), that would adversely affect the rights, preferences or privileges of the Preferred Shares;

                    (k) create or authorize the creation of or issue (including, without limitation, by way of recapitalization), or obligate itself or any Subsidiary to authorize or issue any shares of any series of preferred stock of the Corporation or any such Subsidiary, or any other security exercisable for or convertible into any shares of any series of preferred stock of the Corporation or any Subsidiary, whether any such creation or authorization shall be by means of amendment of the Articles of Organization (whether by way of a Certificate of Vote or otherwise) or of this Certificate of Vote or by merger, consolidation or otherwise;

                    (l) issue or authorize the issuance of any Preferred Shares after the Issuance Date;

                    (m) issue or authorize the issuance of any shares of Series B Preferred Stock of the Corporation after the Issuance Date;

                    (n) modify or amend the terms of the Series B Preferred Stock in a manner that could reasonably be expected to adversely affect the rights of the holders of Preferred Shares; or

                    (o) enter into any contract, agreement, commitment or understanding with respect to any of the foregoing.

               If the Company shall have breached or defaulted with respect to any of the covenants set forth in this Section 10, and such breach has not been cured, if curable, within 30 days of written notice to the Company thereof (each, a "Covenant Default"), then, immediately upon the occurrence of such Covenant Default, (i) the Dividend Rate in effect on the date of the Covenant Default shall increase by six percent (6%) until the later of (A) the six-month anniversary of the date of the occurrence of the Covenant Default and (B) the date on which such Covenant Default is cured and (ii) the Conversion Price shall automatically be adjusted (subject to further adjustment pursuant to this Certificate of Vote subsequent to such adjustment) to an amount equal to (A) the Adjustment Price, in the event the Conversion Price in effect on the date of the Covenant Default is greater than the Adjustment Price and (B) the product of (I)
0.9 and (II) the Conversion Price in effect on the date of the Covenant Default, in the event the Conversion Price in effect on the date of the Covenant Default is less than or equal to the Adjustment Price.

               11. Limitation on Number of Conversion Shares. Notwithstanding anything to the contrary contained herein, (a) the Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Corporation may issue upon conversion of the Preferred Shares without breaching the Corporation's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded (the "Exchange Cap") and (b) the holders of Preferred Shares may not exercise voting power with respect to any Preferred Shares in accordance with Section 9 hereof on any matter brought before all holders of Capital Stock of the Corporation to the extent that voting such Preferred Shares shall cause the Corporation to breach its obligations under the Exchange Cap, except that such limitations shall not apply in the event that the Corporation (i) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (ii) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the holders of at least 51% of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, (A) no purchaser of Preferred Shares pursuant to the Purchase Agreement (the "Purchasers") shall be issued, upon conversion of Preferred Shares, shares of Common Stock and (B) no Purchaser shall have the right to exercise voting rights on matters brought before all holders of Capital Stock in accordance with
Section 9 hereof in respect of Preferred Shares in an amount greater than the product of (1) the Exchange Cap amount multiplied by (2) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Purchase Agreement (the "Cap Allocation Amount"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder. If at any time when a holder of Preferred Shares shall deliver a Conversion Notice pursuant to Section 8(c) hereof the Corporation shall be prohibited pursuant to the provisions of this Section 11 from issuing all or any portion of the Conversion Shares issuable pursuant to such Conversion Notice, then the Corporation shall pay in immediately available funds to the holder within two (2) Business Days of the date of delivery of such Conversion Notice, an amount in cash equal to the product of (x) the number of shares of Common Stock which could not be issued by virtue of the limitations contained in this Section 11 multiplied by (y) the average of the Closing Sale Prices of the Common Stock on each of the five (5) trading days immediately preceding the date of delivery of such Conversion Notice, and concurrent with, and subject to such payment by the Corporation, the number of Preferred Shares held by such holder shall be reduced on the books and records of the Corporation in accordance with
Section 8(c)(vi) by the number of Preferred Shares that were subject to the Conversion Notice and could not be converted by virtue of the limitations of this Section 11.

               12. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver to the holder new preferred stock certificate(s) of like tenor and date.

               13. Reservation of Shares. The Corporation shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding (without regard to any limitations on conversions) under the terms of this Certificate of Vote as then in effect. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

               14. No Impairment. The Corporation shall not, by amendment of its Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Shares set forth herein, but will at all times in good faith assist in the carrying out of all terms and in the taking of all action that may be necessary or appropriate in order to protect the rights of the holders of then outstanding Preferred Shares against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation
(a) shall not increase the par value of any shares of stock receivable on the conversion of Preferred Shares above the amount payable therefor on such conversion and (b) shall take all action that may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Shares from time to time outstanding.

               15. Severability of Provisions. Whenever possible, each provision of this Certificate of Vote shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

               16. Amendment, Waiver or Discharge. Except as otherwise expressly provided herein, neither this Certificate of Vote nor any term hereof may be amended, waived, modified, discharged or terminated without the written consent or affirmative vote of the holders of not less than 51% of the Preferred Shares then outstanding; provided, however, that no amendment, waiver or consent shall
(a) change or extend the Mandatory Redemption Date, the Redemption Price or the Conversion Price applicable to any Preferred Shares, in each case without the written consent of the holder of such Preferred Shares (b) amend, modify or waive the conversion or redemption rights of any holder of Preferred Shares without the written consent of such holder or (c) amend, modify or waive this Section 16 without the written consent of each holder of Preferred shares.

               17. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Votes shall be cumulative and in addition to all other remedies available under this Certificate of Vote, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Vote. The Corporation covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

               18. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

               19. Notice. Whenever notice is required to be given under this Certificate of Vote, unless otherwise provided herein, such notice shall be given in accordance with Section 8 of the Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer (as defined in the Purchase Agreement) then such notice shall be given to the holder of Preferred Shares at the address set forth on the books and records of the Corporation.

               20. Transfer of Preferred Shares. A holder of Preferred Shares may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws and notice of such assignment is delivered to the Corporation promptly thereafter.

               21. Preferred Share Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holders of the Preferred Shares), a register for the Preferred Shares, in which the Corporation shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

                                    EXHIBIT I

                      CLEAN HARBORS, INC. CONVERSION NOTICE

          Reference is made to the Certificate of Vote of Directors Establishing a Series of a Class of Stock describing the Preference and Rights of Series C Convertible Preferred Stock of Clean Harbors, Inc. (the "Certificate of Vote"). In accordance with and pursuant to the Certificate of Vote, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of Clean Harbors, Inc., a Massachusetts corporation (the "Corporation"), indicated below into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation, as of the date specified below.

          Date of Conversion:___________________________________________________

          Number of Preferred Shares to be converted:___________________________

         Stock certificate no(s). of Preferred Shares to be converted:__________

          Tax ID Number (If applicable):________________________________________

Please confirm the following information:_______________________________________

          Conversion Price:_____________________________________________________

          Number of shares of Common Stock to be issued:________________________

          Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

          Issue to:_____________________________________________________________

                   _____________________________________________________________

          Address:______________________________________________________________

          Telephone Number:_____________________________________________________

          Facsimile Number:_____________________________________________________

          Authorization:________________________________________________________

          By:____________________________

          Title:_________________________

          Dated:

          Account Number (if electronic book entry transfer):___________________

          Transaction Code Number (if electronic book entry transfer):__________

[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

SIGNED UNDER THE PENALTIES OF PERJURY this  9th day of September, 2002




                    /s/ Stephen H. Moynihan                    /*Vice President,
---------------------------------------------------------------

                    /s/ C. Michael Malm                     / **Clerk /
------------------------------------------------------------

                        THE COMMONWEALTH OF MASSACHUSETFS

                        CERTIFICATE OF VOTE OF DIRECTORS
                    ESTABLISHING A SERIES OF A CLASS OF STOCK
                    (General Laws, Chapter 156B, Section 26)


                   I hereby approve the within Certificate of Vote of Directors and, the filing fee in the amount of $100.00 having been paid, said certificate is deemed to have been filed with me this 9th day of September, 2002

                   Effective date:_____________________________

                             WILLIAM FRANCIS GALVIN
                          Secretary of the Commonwealth


                         TO BE FILLED IN BY CORPORATION
                         Photocopy of document to be sent to:

                         C. Michael Malm, Esq.
                         ------------------------------
                         Davis Malm & D'Agostine, P.C.
                         ------------------------------
                         One Boston Place, 37th Floor
                         ------------------------------
                         Boston, MA 02108
                         ------------------------------

                         Telephone: 617-367-2500
                                    -------------------